EXHIBIT 99

              Dillard's, Inc. Reports June Sales Results

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--July 12, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended July 7, 2007 were $620,721,000 compared to sales for the five weeks ended July 1, 2006 of $622,810,000. Total sales were unchanged on a percentage basis for the five-week period. Sales in comparable stores decreased 1%.

    Sales for the 22 weeks ended July 7, 2007 were $2,911,808,000 compared to sales for the 22 weeks ended July 1, 2006 of $2,994,106,000. Total sales declined 3% for the 22-week period. Sales in comparable stores declined 4%.

    During the five weeks ended July 7, 2007, sales in the Central region were above the Company's average performance trend. Sales were slightly below trend in the Western region and below trend in the Eastern region.

    During the five weeks ended July 7, 2007, sales in the home, furniture and other category and the juniors' and children's category were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.

    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations